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                                                                Exhibit No. 99.1

CONTACT:   James L. Wolohan, CEO
           Edward J. Dean, CFO   FOR IMMEDIATE RELEASE
           (989) 793-4532


                  WOLOHAN LUMBER REPORTS THIRD QUARTER RESULTS


SAGINAW, Mich., October 22, 2003 -- Wolohan Lumber Co. (Nasdaq: NNM:WLHN) today reported net income of $2.14 million (95 cents per share fully diluted) for the third quarter ended September 30, 2003. This compares with net income of $1.48 million (64 cents per share fully diluted) for the same period of 2002. For the nine-month period, net income totaled $3.12 million ($1.38 per share fully diluted) for 2003, compared with $1.49 million (65 cents per share fully diluted) for the similar period of 2002.

Net sales in third quarter 2003 were $61.8 million, an increase of 3.8 percent, compared with $59.6 million for the same period of 2002. For the nine-month period, net sales decreased 6.9 percent to $143.5 million, compared with $154.1 million for the similar period of 2002. Compared with 2002, same-store sales increased 10 percent for the third quarter and showed no change for the nine-month period. Sales in the third quarter of 2003 were positively impacted by substantial inflation in certain commodity wood product prices, most notably the prices of wood-panel products (OSB and plywood).

Net income in the third quarter and nine-month period of 2003, compared with similar periods in 2002 reflects:

1) Higher pre-tax gains (net) recorded on the sale of real estate properties in 2003 versus 2002 ($615,000 more for the third quarter and $1.74 million more for the nine-month period).
2) A LIFO charge of $750,000 in the third quarter and nine-month period of 2003, compared with a LIFO credit of $300,000 and $525,000 for the similar periods of 2002.

A Special Meeting of the Shareholders of Wolohan Lumber Co. is scheduled to be held on November 5, 2003, at which time the shareholders will vote on a merger proposal under which all shares of Wolohan common stock owned by public shareholders, other than shares owned by certain current shareholders and members of management, will be acquired for $25.75 per share. Investors are urged to read Wolohan's Proxy Statement dated October 10, 2003, which describes the transaction and contains important information.

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This news release contains comments or information that constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 and are subject to the Act's safe harbor provisions. These statements are based on current expectations and involve a number of risks and uncertainties. Actual results could differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include: fluctuations in customer demand and spending, expectations of future volumes and prices for the Company's products, prevailing economic conditions affecting the retail lumber and building materials markets and seasonality of operating results and other factors, including risk factors, referred to from time to time in filings made by the Company with the Securities and Exchange


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Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Table

                                                                   QUARTER ENDED
                                                                   -------------
                                                              9/30/03                  9/30/02
                                                       ---------------          ---------------
                    SALES                                 $61,840,000              $59,580,000
PRETAX INCOME                                               3,240,000                2,235,000
NET INCOME                                                  2,139,000                1,476,000
PER SHARE, BASIC                                                $1.04                     $.71
PER SHARE, ASSUMING DILUTION                                     $.95                     $.64

                                                                  NINE MONTHS ENDED
                                                                  -----------------
                                                              9/30/03                  9/30/02
                                                       ---------------          ---------------
                    SALES                                $143,478,000             $154,140,000
PRETAX INCOME                                               4,721,000                2,261,000
NET INCOME                                                  3,116,000                1,493,000
PER SHARE, BASIC                                                $1.51                     $.72
PER SHARE, ASSUMING DILUTION                                    $1.38                     $.65


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